Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Vyome Holdings, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	2025 Equity Incentive Plan Common Stock, $0.001 par value per share	(1)	Other	2,000,000	$5.43	$10,860,000.00	0.0001381	$1,499.77

Total Offering Amounts:						$10,860,000.00		1,499.77
Total Fee Offsets:								0.00
Net Fee Due:								$1,499.77

__________________________________________
Offering Note(s)

(1)	Represents the maximum number of shares of common stock, par value $0.001 per share (“Common Stock”), of Vyome Holdings, Inc. (the “Registrant”) issuable pursuant to the Vyome Holdings, Inc. 2025 Equity Incentive Plan (“2025 Plan”) being registered herein.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this registration statement also covers such additional shares of Common Stock that become issuable under the 2025 Plan to prevent dilution from stock splits, stock dividends and similar transactions.

Estimated solely for the purpose of calculating the amount of the registration fee and calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low sales prices of the Registrant’s Common Stock, as reported by the Nasdaq Capital Market on November 10, 2025.